EXHIBIT 3.1

EXECUTION VERSION

Certificate of Designations OF
SERIES A CUMULATIVE redeemable PREFERRED STOCK OF
liberty broadband corporation

Liberty Broadband Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation under authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation:

“RESOLVED, that pursuant to the authority set forth in Article IV, Section C of the Restated Certificate of Incorporation (the “Restated Certificate”) of Liberty Broadband Corporation (the “Corporation”), the board of directors of the Corporation hereby designates 7,300,000 shares of the authorized and unissued preferred stock, par value $0.01 per share, of the Corporation as “Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), with such Series A Preferred Stock having the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions:

1.             Certain Definitions.  For purposes of this Certificate of Designations, the following terms shall have the meanings ascribed below:

“Board of Directors” or “Board” means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Capital Stock” shall mean any and all shares of capital stock of the Corporation.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation (including the Series A Common Stock, Series B Common Stock and Series C Common Stock).

“Corporation” shall mean Liberty Broadband Corporation.

“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the effective time of this Certificate of Designations or thereafter created, incurred, assumed or guaranteed.

“Dividend Accrual Commencement Date” means October 15, 2020.

“Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year, commencing on the first such date following the Dividend Accrual Commencement Date.

“Dividend Period” shall mean the period from and including the Dividend Accrual Commencement Date to (but not including) the first Dividend Payment Date and each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Certificate of Designations.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GLIB” means GCI Liberty, Inc., a corporation incorporated in the State of Delaware on May 9, 2017, (which, for the avoidance of doubt, will be merged with and into Grizzly Merger Sub 1, LLC, a Delaware limited liability company, pursuant to the GLIB Merger Agreement).

“GLIB Dividend Payment Date” means any Dividend Payment Date (as defined, for purposes of this definition, in the GLIB Charter) in respect of the GLIB Series A Preferred Stock.

“GLIB Merger” means the merger of Grizzly Merger Sub 2, Inc., a Delaware corporation, with and into GLIB pursuant to the GLIB Merger Agreement.

“GLIB Merger Agreement” means that certain Agreement and Plan of Merger made and entered into as of August 6, 2020, by and among the Corporation and GLIB (among others), as may be amended from time to time.

“GLIB Merger Effective Time” means the effective time of the Certificate of Merger filed with the Secretary of State of the State of Delaware in connection with the GLIB Merger.

“GLIB Series A Preferred Stock” means the Series A Cumulative Redeemable Preferred Stock of GLIB authorized by the Restated Certificate of Incorporation of GLIB attached as an Annex to a Certificate of Merger filed with the Secretary of State of the State of Delaware on May 10, 2018 (the “GLIB Charter”).

“GLIB Unpaid Dividends” means dividends accrued and unpaid on a share of GLIB Series A Preferred Stock prior to and as of the Dividend Accrual Commencement Date that, in accordance with the provisions of the GLIB Charter, have been added to the “Liquidation Price” (as defined, for purposes of this definition, in the GLIB Charter) of a share of the GLIB Series A Preferred Stock, and which remained unpaid and a part of the “Liquidation Price” as of the GLIB Merger Effective Time.

“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock now existing, or authorized after, the effective time of this Certificate of Designations other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.

“Liquidation Price” measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $25, plus (ii) an amount equal to any unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Section 2(e) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date plus (iii) an amount equal to any GLIB Unpaid Dividends which remain part of the Liquidation Price as of such date.

“Parity Stock” means any class or series of Capital Stock that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Penalty Rate” shall mean the Stated Rate plus two percent (2.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Person” means any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization or other entity.

“Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. national securities exchange or U.S. national securities market or quoted on the over-the-counter market.

“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the record date shall be the next succeeding Business Day after such date.

“Redemption Date” as to all shares of Series A Preferred Stock shall mean (i) the Scheduled Redemption Date, and (ii) any date following the Scheduled Redemption Date on which shares of Series A Preferred Stock are redeemed pursuant to Section 4(b) of this Certificate of Designations.

“Redemption Price” means the Liquidation Price plus all unpaid dividends (whether or not declared) accrued from the most recent Dividend Payment Date through the Redemption Date.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Restated Certificate” means the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Scheduled Redemption Date” shall mean the first (1st) Business Day following March 8, 2039.

“Senior Stock” shall mean any class or series of Capital Stock that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Common Stock” means the Series A common stock, par value $0.01 per share, of the Corporation.

“Series A Dividend Amount” means, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Section 2(a) of this Certificate of Designations (and as such amount is subject to adjustment from time to time pursuant to Section 2(b) and 2(c) of this Certificate of Designations).

“Series A Preferred Stock” shall mean the Series A Cumulative Redeemable Preferred Stock of the Corporation.

“Series B Common Stock” means the Series B common stock, par value $0.01 per share, of the Corporation.

“Series C Common Stock” means the Series C common stock, par value $0.01 per share, of the Corporation.

“Stated Rate” shall mean seven percent (7.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Subsidiary” shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Transfer Agent” means the Person acting as transfer agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns.

“Votes Per Share” means one-third (1/3) of a vote, as such number may be adjusted pursuant to Section 6(c) of this Certificate of Designations.

“Voting Power” means the aggregate voting power of the shares of Series A Preferred Stock outstanding as a percentage of the aggregate voting power of the outstanding shares of Common Stock, together with the shares of Series A Preferred Stock, which are entitled to vote on any matter on which the holders of the Common Stock and Series A Preferred Stock vote together as a single class.

2.             Dividends.

(a)           Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 2(g) of this Certificate of Designations, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein.  Dividends on each share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate of the Stated Rate from and including the Dividend Accrual Commencement Date (which, for the avoidance of doubt, may be prior to the effective time of this Certificate of Designations and prior to the time any shares of Series A Preferred Stock have been issued) to and including the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Section 3 or Section 4 of this Certificate of Designations, respectively, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative; provided, however, if on the Dividend Accrual Commencement Date a Dividend Default exists, then the Dividend Rate shall accrue in accordance with the terms and subject to the conditions of Section 2(b) below, as applicable.  Accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Certificate of Designations, quarterly on each Dividend Payment Date, to the holders of record of the Series A Preferred Stock as of the close of business on the applicable Record Date; provided, however, if any such payment date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay.  For purposes of determining the amount of dividends “accrued” (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum for actual days elapsed from the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Dividend Accrual Commencement Date) to the date as of which such determination is to be made, based on a 365-day year, and (ii) as of any Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum, based on a 360-day year of twelve 30-day months.

(b)           If the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any four (4) consecutive or non-consecutive Dividend Periods, including, without limitation, any failure to pay as a result of Section 2(d) of this Certificate of Designations (a “Dividend Default”), then:

(i)                  the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Period thereafter; provided, however, that the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all GLIB Unpaid Dividends (if any) and all accrued and unpaid dividends (whether or not declared) which pursuant to Section 2(e) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date; and

(ii)                when the Dividend Default is cured and the Dividend Rate reverts to the Stated Rate, each subsequent Dividend Default shall not occur until the Corporation has an additional four (4) failures to pay cash dividends on the Series A Preferred Stock, whether consecutive or non-consecutive after the prior Dividend Default has been cured.

For purposes of determining whether the first instance of a Dividend Default (if any) has occurred after the effective time of this Certificate of Designations (but not for any subsequent Dividend Default), any failure to pay cash dividends by GLIB on shares of the GLIB Series A Preferred Stock pursuant to the GLIB Charter on any GLIB Dividend Payment Date shall be considered to have been a failure to pay cash dividends on the Series A Preferred Stock on a Dividend Payment Date pursuant to this Certificate of Designations until such time as any GLIB Unpaid Dividends no longer remain part of the Liquidation Price when repaid in accordance with this Section 2 of this Certificate of Designations.

(c)           If at any time or from time to time the Series A Preferred Stock fails to be Publicly Traded for ninety (90) consecutive days or longer (a “Listing Default”), then the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again causing the Series A Preferred Stock to be Publicly Traded, at which time the Dividend Rate shall revert to the Stated Rate.

(d)           If, on any Dividend Payment Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Series A Preferred Stock the full Series A Dividend Amount to which such holders are entitled and to the holders of any Parity Stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any Debt Instrument or Senior Stock shall be distributed, when and as declared by the Board of Directors, among the holders of the Series A Preferred Stock and any Parity Stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.

(e)           To the extent the Series A Dividend Amount is not paid in full on a Dividend Payment Date for any reason, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on such Dividend Payment Date and which are unpaid will be added to the Liquidation Price (as provided in the definition thereof) of such share and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to the date of such payment with respect to that portion of the Liquidation Price which consists of such accrued and unpaid dividends.  Such accrued and unpaid dividends, together with any GLIB Unpaid Dividends, and, collectively, with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors (the “Special Record Date”) and, to the extent GLIB Unpaid Dividends are so paid, they will no longer be a part of the Liquidation Price.

(f)            Notice of each Special Record Date shall be mailed, first class, postage prepaid, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation (which may include the records of the Transfer Agent) or are supplied by them in writing to the Corporation for the purpose of such notice.

(g)           So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all dividends to which the holders of the Series A Preferred Stock shall have been entitled for all current and all previous Dividend Periods, and all GLIB Unpaid Dividends, shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay; provided, however, that nothing contained in this Section 2(g) of this Certificate of Designations shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to the Corporation’s failure to pay dividends on the Series A Preferred Stock (or, in the case of GLIB Unpaid Dividends, prior to or on the date upon which GLIB failed to pay dividends on the GLIB Series A Preferred Stock pursuant to and in accordance with the GLIB Charter); (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock; (G) direct or indirect distributions of equity interests of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such equity interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary; (H) stock splits, stock dividends or other distributions, reclassifications, recapitalizations; or (I) the declaration and payment of dividends ratably on the Series A Preferred Stock and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preferred Stock and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preferred Stock and any GLIB Unpaid Dividends, on the one hand, and all such classes and series of Parity Stock, on the other hand.

3.             Distributions Upon Liquidation, Dissolution or Winding Up.

Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation since the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since the Dividend Accrual Commencement Date), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock.  The holders of the Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence.  If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled.  Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 of this Certificate of Designations. Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, first class mail, postage prepaid, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice.

4.             Mandatory Redemption.

(a)           Redemption.  On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Redemption Price per share, in cash.  For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Scheduled Redemption Date shall continue to accrue dividends in accordance with the provisions in Section 2 of this Certificate of Designations for so long as such shares remain outstanding.  The Corporation shall not redeem any shares of Series A Preferred Stock except as expressly authorized in this Section 4 of this Certificate of Designations.

(b)           Partial Redemption. If on the Scheduled Redemption Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock.  At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock that the Corporation failed to redeem on the Scheduled Redemption Date until the balance of such shares has been redeemed.  The shares of Series A Preferred Stock to be redeemed in accordance with this Section 4(b) shall be redeemed pro rata from among the holders of the outstanding shares of Series A Preferred Stock.

(c)           Notice of Redemption and Certificates.  The Corporation shall mail notice of such redemption to each holder (such notice, a “Notice of Redemption”) in accordance with Section 13 of this Certificate of Designations not later than twenty (20) days prior to the Redemption Date.  Such Notice of Redemption shall contain: (A) the applicable Redemption Price, (B) the Redemption Date, (C) the instructions a holder must follow with respect to the redemption, including the method for surrendering the certificates for the shares of Series A Preferred Stock to be redeemed for payment of the Redemption Price and (D) any other matters required by law.  On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Certificate of Designations.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)           Deposit of Redemption Price.  If the Notice of Redemption shall have been mailed as provided in Section 4(c) of this Certificate of Designations, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

(e)           Status of Redeemed Shares.  Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall not be reissued as Series A Preferred Stock.

(f)            Certain Restrictions.  If and so long as the Corporation shall fail to redeem on the Scheduled Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock are redeemed pursuant to the terms hereof.  Nothing contained in this Section 4(f) of this Certificate of Designations shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among holders of all outstanding shares of Series A Preferred Stock and Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.

5.             Protective Provisions.

(a)           In addition to any vote required by this Certificate of Designations, the Restated Certificate or by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a series:

(i)                  amend, alter or repeal any provision of this Certificate of Designations, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth in the Restated Certificate (including this Certificate of Designations) (including, without limitation, any such amendment or alteration that would reduce the Liquidation Price or Dividend Rate of the Series A Preferred Stock), unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock and, if permitted by law, the payment of cash in lieu of fractional shares); or

(ii)                 authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized Capital Stock into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock.

(b)           If the Corporation shall propose to take action specified in Section 5(a)(i) hereof, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein and shall cause to be filed with the Transfer Agent a copy of such notice.  Such notice shall specify the material terms of such amendment, alteration or repeal.  Such notice shall be given at least twenty (20) Business Days prior to the effective date of such amendment, alteration or repeal.  If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Section 5(b) of this Certificate of Designations prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein.

(c)           In any merger or consolidation, which merger or consolidation by its terms provides for the payment of only cash to the holders of shares of Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall be entitled to receive an amount equal to the Liquidation Price of the shares of Series A Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding Dividend Payment Date (or if the first Dividend Payment Date has not occurred, since the Dividend Accrual Commencement Date), in exchange for such shares of Series A Preferred Stock.

6.             Voting.

(a)           The shares of Series A Preferred Stock are hereby designated as a “Voting Security” for purposes of the Restated Certificate.  The holders of shares of Series A Preferred Stock shall be entitled to vote together as a class generally with the holders of the  Series A Common Stock and Series B Common Stock on all matters submitted to a vote of the holders of the Series A Common Stock and Series B Common Stock (together with the holders of any class or series of Senior Stock, Parity Stock or Junior Stock then entitled to vote together as a class with the holders of the Series A Common Stock and Series B Common Stock), except as required in this Certificate of Designations or by applicable law.  Each record holder of shares of Series A Preferred Stock shall be entitled to the Votes Per Share for each share of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote in accordance with Delaware law.  The holders of Series A Preferred Stock shall be entitled to notice of any meeting of holders of the Series A Common Stock and Series B Common Stock in accordance with the Bylaws of the Corporation.

(b)           Each holder of Series A Preferred Stock will be entitled to the Votes Per Share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class or series, whether at a meeting or by written consent.

(c)           In the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Common Stock and the aggregate number of votes that may be cast by the holders of the Series A Common Stock and Series B Common Stock, voting together as a separate class or series (each such event, an “Adjustment Event”), the Votes Per Share shall be adjusted, to the nearest tenth of a vote per share of Series A Preferred Stock, from and after such Adjustment Event such that the Voting Power immediately prior to such Adjustment Event shall be substantially equivalent to the Voting Power immediately following such Adjustment Event.

7.              Preemptive Rights.

The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

8.             Creation of Capital Stock.

Notwithstanding anything set forth in the Restated Certificate or this Certificate of Designations, except as provided in Section 5(a)(ii) hereof, the Board of Directors, or any duly authorized committee thereof, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Capital Stock.

9.             No Sinking Fund.

Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

10.           Exclusion of Other Rights.

Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in this Certificate of Designations.

11.           Replacement Certificates.

If physical certificates representing shares of Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Transfer Agent.  The Corporation shall replace certificates representing shares of Series A Preferred Stock that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

12.           Taxes.

(a)           Transfer Taxes.  The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b)           Withholding.  All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by holders.

13.           Notices.

All notices referred to in this Certificate of Designations shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, or (iii) one (1) Business Day after the mailing thereof if sent by overnight courier, addressed:  (x) if to the Corporation, to its principal place of business (Attention: Chief Legal Officer), (y) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

14.            Facts Ascertainable.

The Secretary of the Corporation shall also maintain a written record of (i) the number of shares of Series A Preferred Stock issued to a holder, and the date of each such issuance, and (ii) the Votes Per Share of the shares of Series A Preferred Stock (as may be adjusted pursuant to Section 6(c) of this Certificate of Designations) and the dates and descriptions of all Adjustment Events, and, in each case, shall furnish such written record without cost to any stockholder who so requests.

15.            Waiver.

Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained in this Certificate of Designations and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the shares of Series A Preferred Stock then outstanding.

16.            Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

17.            Book Entry.

The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”) to a custodian for a securities depositary (the “Depositary”) that is a “clearing agency” under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the shares of Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 18th day of December, 2020

LIBERTY BROADBAND CORPORATION

By:	/s/Renee L. Wilm
Renee L. Wilm
Chief Legal Officer